Exhibit 99.1

eGain to Acquire Exony to Add Contact Center Management and Voice Analytics

Joint Solution Takes the Effort out of Implementing Omnichannel

Sunnyvale, CA and Newbury, England (July 30, 2014) – eGain (NASDAQ: EGAN), a leading provider of customer engagement solutions, today announced it has signed a definitive agreement to acquire Exony Limited, an innovative contact center software provider. The acquisition extends eGain’s platform with contact center management, reporting and analytics capabilities.

Fortune 500 companies and global service providers rely on Exony solutions to consolidate contact center infrastructure seamlessly, manage operations and improve customer experience. Exony solutions are used by over 80 clients with contact center operations across 34 countries.

“Enterprises want to implement omnichannel capabilities as they consolidate contact centers,” said Ashu Roy, eGain CEO. “Together, we will help clients take the effort out of omnichannel. The combination gives us increased scale and creates new opportunities to accelerate growth.”

“We are pleased to join the eGain team and see strong synergies in our combined voice and digital platform,” said Rex Dorricott, Exony CEO. “Moreover, both eGain and Exony are successful SolutionsPlus partners of Cisco. Working as one, we will deliver even more innovative solutions to the Cisco ecosystem.”

Pursuant to the terms of the share purchase agreement, eGain will acquire Exony for a purchase price of approximately $16.1 million, consisting of approximately $8 million payable in cash and $8 million payable through the issuance of approximately 1,209,000 shares of eGain common stock (valued on a 30-day trading average prior to the agreement date). The purchase price is subject to adjustment based on Exony’s working capital at the closing. The transaction is expected to close within one week. The cash portion of the transaction will be funded from eGain’s existing cash and its available credit facility. Exony generated revenue of approximately $15 million1 in its fiscal year ended September 30, 2013. eGain intends to provide further details with the release of its fiscal 2014 financial results on September 3, 2014.

For more information, visit:

www.egain.com

www.exony.com

About eGain

eGain customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in a multichannel world. To find out more about eGain software, visit http://www.egain.com/products/.

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call our offices: +1-800-821-4358 (USA), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

[1]	Note: Since Exony is a private UK company the revenue number has not been audited in accordance with US GAAP.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

About Exony

Exony is a world leader in helping enterprises use their customer contact and call center resources to better improve customer experience, reduce churn and increase revenue while aggressively managing productivity. The company delivers advanced analytics and management software aimed at reducing customer effort and contact center performance. Exony helps organizations to move away from legacy contact center infrastructure to consolidated cloud environments. Freeing them up to focus on what matters: greater productivity, a better customer experience, and growing business revenue.

Headquartered in Newbury, UK, Exony has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.exony.com or call the company’s offices: +1- 617-854-7486 (US), +44-(0)-1635-271555 (EMEA)

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements, including, among other matters, statements about the expected benefits of the Company’s pending acquisition of Exony, statements about the Company’s market opportunities and statements pertaining to the partnership with Cisco. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, eGain’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include, but are not limited to, (i) the failure or inability to consummate the acquisition, effects of the acquisition on the Company’s financial results, the potential inability to successfully operate or integrate Exony’s business, including the potential inability to retain customers, vendors or key employees; (ii) the effect of the announcement of the acquisition on the Company’s and Exony’s respective businesses, including the possibility that the announcement may result in delays in customers’ purchases of products or services; (iii) risks related to the Company’s reliance on a relatively small number of customers for a substantial portion of its revenue and our ability to develop and expand strategic and third party distribution channels; (iv) economic and industry conditions in regions in which Company does business; fluctuations in rates of exchange between the U.S. dollar and the currencies of other countries in which eGain and Exony do business; (v) capital expenditure requirements and the Company’s ability to access capital; and (vi) other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 23, 2013, and eGain’s quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s Web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements.

eGain	MKR Group Investor Relations
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com